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                                                                   Exhibit 8.2

                      [LETTERHEAD OF GOODWIN PROCTER LLP]

                                January 23, 2002





Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

Ladies and Gentlemen:

         This opinion is delivered to you in our capacity as counsel to Washington Trust Bancorp, Inc., a Rhode Island corporation ("Buyer"), in connection with the proposed merger (the "Merger") of First Financial Corp., a Rhode Island corporation ("Seller"), with and into Buyer pursuant to the Agreement and Plan of Merger dated as of November 12, 2001, by and among Buyer and Seller, as clarified by a letter agreement dated January 22, 2002 (as so clarified, the "Merger Agreement"). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Agreement and Plan of Merger (the "Bank Merger Agreement") dated as of November 12, 2001, by and between The Washington Trust Company of Westerly, a Rhode Island chartered trust company, and First Bank and Trust Company, a Rhode Island chartered trust company, the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of Buyer and Seller included in the Registration Statement on Form S-4 (file No. 333-76258), as amended, filed by Buyer with the Securities and Exchange Commission in connection with the issuance in the Merger of shares of Buyer's common stock (the "Registration Statement"), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Buyer and Seller (including, without limitation, those contained in certain certified representations and in the Proxy Statement/Prospectus and those contained in or made pursuant to the Merger Agreement and the Bank Merger Agreement), which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made "to the best knowledge of" any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.


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Washington Trust Bancorp, Inc.
January 23, 2002
Page 2

         We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that each of the Merger and Bank Merger will be consummated in accordance with the Merger Agreement and the Bank Merger Agreement, as applicable, that each of the Merger and the Bank Merger will qualify as a merger under the applicable laws of Rhode Island, that each of the parties to the Merger Agreement and the Bank Merger Agreement will comply with all reporting obligations with respect to the Merger and Bank Merger required under the Code and the Treasury Regulations thereunder, and that each of the Merger Agreement and Bank Merger Agreement is valid and binding in accordance with its terms.

         Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement or the Bank Merger Agreement as to the federal income tax consequences of any aspect of the Merger or Bank Merger.

                                     * * * *

         Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                                     * * * *

         We express no opinion herein other than the opinions expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect.


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Washington Trust Bancorp, Inc.
January 23, 2002
Page 3

Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinions.

         This opinion is being provided to you solely in connection with the filing of the Registration Statement. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose, and may not be made available to any other person or entity.

         We hereby consent to the use of our name in the Registration Statement under the captions "Material United States Federal Income Tax Consequences" and "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                    Very truly yours,



                                                    /s/ Goodwin Procter  LLP